Exhibit 5.1

April 24, 2012

PhotoMedex, Inc.

147 Keystone Drive

Montgomeryville, PA 18936

Re:	PhotoMedex, Inc. Sale of Common Stock to Underwriters

Ladies and Gentlemen:

We have acted as special Nevada counsel to PhotoMedex, Inc., a Nevada corporation (the “Company”) in connection with the sale of the Company’s common stock, $0.01 par value (the “Common Stock”) pursuant to Amendment No. 1 to Form S-3 Registration Statement, File No. 33-178751 (“Registration Statement”) filed with and declared effective by the Securities and Exchange Commission on January 13, 2012 under the Securities Act of 1933, as amended (the “Act”), as amended, (i) relating to the sale to Canaccord Genuity Inc. and Maxim Group LLC (collectively, the “Underwriters”) of the 2,082,522 shares of the Company’s common stock (the “Underwritten Shares”) pursuant to that certain Underwriting Agreement between the Underwriters and the Company dated April 24, 2012 (the “Underwriting Agreement”) and (ii) relating to the Company’s sale of 940,910 shares of its common stock to certain institutional investors pursuant to a Securities Purchase Agreement with those investors dated April 24, 2012 (the “Additional Shares” and such agreement, the “Securities Purchase Agreement”). The Underwritten Shares and the Additional Shares are hereinafter collectively referred to as the “Shares.”

In connection with the opinions rendered in this letter, we have examined only the following documents:

a. Amended and Restated Articles of Incorporation of the Company filed with the Nevada Secretary of State on December 12, 2011 (the “Articles”);

b. The Bylaws of the Company dated December 28, 2010 (the “Bylaws”);

c. The Unanimous Written Consent of the Board of Directors of the Company approving the Registration Statement;

PhotoMedex, Inc.

April 24, 2012

d. Minutes of a Meeting of the Company’s Board of Directors dated April 19, 2012, authorizing and approving the transactions described in Amendment No. 1 and Amendment No. 2 to the Registration Statement;

e. Officer’s Certificate of the Company dated April 23, 2012, certifying as to the documents described herein, the Resolutions and matters related thereto; and

f. A Good Standing Certificate for the Company issued by the Nevada Secretary of State on April 23, 2012.

g. the Registration Statement and Amendment No. 1 and Amendment No. 2 thereto (collectively, the “Amendments”);

h. the Securities Purchase Agreement; and

i. the Underwriting Agreement.

The opinions expressed herein are subject to the following assumptions, limitations, qualifications and exceptions:

A. In our examination of the above documents, we have assumed the genuineness of all signatures on original documents, the authenticity and completeness of all documents, certificates and instruments submitted to us as originals, the conformity to original documents of all copies submitted to us as copies thereof, the legal capacity of natural persons, and, except as to the Company, the due execution and delivery of all documents, certificates and instruments where due execution and delivery are a prerequisite to the effectiveness thereof. As to various questions of fact material to our opinion, we have relied without independent investigation on, and assumed the accuracy and completeness of, the Officer’s Certificate, all certificates and written statements of the Company and the officers of the Company. We have not made any investigation as to the facts underlying the matters covered by the Officer’s Certificate or statements of the Company or the officers of the Company.

B. Our opinion is based upon the facts as of the date hereof and assumes no event will take place in the future which would affect the opinions set forth herein. We assume no duty to communicate with you with respect to any change in law or facts which comes to our attention hereafter.

C. We have made such examination of Nevada law as we have deemed relevant for purposes of this opinion. We do not purport to be experts in the laws of any state other than Nevada and, accordingly, we express no opinion herein as to the laws of any state or jurisdiction other that the State of Nevada. We express no opinion as to any county, municipal, city, town or village ordinance, rule, regulation or administrative decision.

PhotoMedex, Inc.

April 24, 2012

Based on the foregoing and subject to the qualifications and limitations set forth herein, we are of the opinion that, under Nevada law, upon issuance, delivery and payment therefor in accordance with the terms of the Underwriting Agreement and the Securities Purchase Agreement, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit or an amendment to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

WOODBURN AND WEDGE

John P. Fowler